UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Mary Lee Sparks
        2438 Campbell Road, N.W.
        Albuquerque, New Mexico 87104
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        January 2000

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person

               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned


                                                                                         5.
                                                                                     Amount of          6.
                                                                                     Securities       Owner-       7.
                      2.                                                            Beneficially    ship Form:  Nature of
        1.       Transaction          3.                        4.                  Owned at End    Direct (D)  Indirect
     Title of        Date        Transaction        Securities Acquired (A) or        of Month     or Indirect  Beneficial
     Security      (Month/           Code                Disposed of (D)             (Instr. 3         (I)      Ownership
    (Instr. 3)    Day/Year)       (Instr. 8)           (Instr. 3, 4 and 5)             and 4)       (Instr. 4)  (Instr. 4)
    ----------   -----------      ----------        --------------------------      -----------     ----------  ----------

                                Code      V       Amount    (A)or(D)      Price
                                ----     ---      ------    --------      -----
    Class A        01/03/00       M                1,588        A         $14.175                     D (1)
    Common
    Stock

                   01/14/00       S                1,000        D         $80.00                      D (1)

                   01/24/00       M                  500        A         $12.25                      D (1)

                   01/24/00       S                  500        D         $82.06           6,600      D (1)

                                                                                         131,832        I        By Mary Lee
                                                                                                                 Sparks 1990
                                                                                                                 Personal Income
                                                                                                                 Trust for the
                                                                                                                 Benefit of John
                                                                                                                 Woodruff Sparks
                                                                                                                 dated April 20,
                                                                                                                 1990

                                                                                         131,832        I        By Mary Lee
                                                                                                                 Sparks 1990
                                                                                                                 Personal Income
                                                                                                                 Trust for the
                                                                                                                 Benefit of Anne
                                                                                                                 Romayne Sparks
                                                                                                                 dated April 20,
                                                                                                                 1990

                                                                                         131,832        I        By Mary Lee
                                                                                                                 Sparks 1990
                                                                                                                 Personal Income
                                                                                                                 Trust for the
                                                                                                                 Benefit of
                                                                                                                 Barbara Lee
                                                                                                                 Sparks dated
                                                                                                                 April 20, 1990






                                                                                         5.
                                                                                     Amount of          6.
                                                                                     Securities       Owner-          7.
                      2.                                                            Beneficially    ship Form:    Nature of
        1.       Transaction          3.                        4.                  Owned at End    Direct (D)    Indirect
     Title of        Date        Transaction        Securities Acquired (A) or        of Month     or Indirect    Beneficial
     Security      (Month/           Code                Disposed of (D)             (Instr. 3         (I)        Ownership
    (Instr. 3)    Day/Year)       (Instr. 8)           (Instr. 3, 4 and 5)             and 4)       (Instr. 4)    (Instr. 4)
    ----------   -----------      ----------        --------------------------      -----------     ----------    ----------

                                Code      V       Amount    (A)or(D)      Price
                                ----     ---      ------    --------      -----

                                                                                         131,832        I        By Mary Lee
                                                                                                                 Sparks 1990
                                                                                                                 Personal Income
                                                                                                                 Trust for the
                                                                                                                 Benefit of
                                                                                                                 Christina Louise
                                                                                                                 Sparks dated
                                                                                                                 April 20, 1990

                                                                                         393,356        D

                                                                                        664,418         I        By Trust
                                                                                                                 Agreement dated
                                                                                                                 May 13, 1978
                                                                                                                 f/b/o Mary Lee
                                                                                                                 Sparks


                   Table II -- Derivative Securities Acquired,
                        Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)


                                                                                                                10.
                                                                                                      9.        Owner-
                                                                                                      Number    ship
                                                                                                      of        Form of
                                              5.                                                      Deriva-   Deriva-   11.
                                              Number                                                  tive      tive      Nature
                                              of Deriv-                                               Securi-   Securi-   of
   1.                                         ative Se-                                               ties      ty:       Indi-
   Title    2.          3.                    curities                                      8.        Benefi-   Direct    rect
   of       Conversion  Trans-                Acquired   6.                7.               Price of  cially    (D)       Bene-
   Deriva-  or          action     4. Trans-  (A) or     Date Exer-        Title and        Deriva-   Owned at  or        ficial
   tive     Exercise    Date       action     Disposed   cisable and       Amount of        tive      End of    Indirect  Owner-
   Security Price of    (Month/    Code       of (D)     Expiration        Underlying       Security  Month     (I)       ship
   (Instr.  Derivative  Day/       (Instr.    (Instr. 3, Date              Securities       (Instr.   (Instr.   (Instr.   (Instr.
   3)       Security    Year)      8)         4 and 5)   (Month/Day/Year)  (Instr. 3 and 4) 5)        4)        4)        4)
   -------- ----------  -------    ---------  ---------- ----------------  ---------------- --------  -------   --------  ------
                                                                                     Amount
                                                                                     or
                                                         Date     Expir-             Number
                                                         Exer-    ation              of
                                   Code   V    A     D   cisable  Date       Title   Shares
                                   ----  ---  ---   ---  -------  ------     -----   ------
   Employee     $12.25   01/24/00    M              500  (1)      09/24/07  Class A                    34,000      D
   Stock                                                                    Common
   Option                                                                   Stock
   (right
   to buy)
   (1)

   Employee     $12.125                                                    Class A                     7,500        D
   Stock                                                                   Common
   Option                                                                  Stock
   (right
   to buy)
   (2)

                                                                                                       7,500        D
   Employee     $14.875                                                    Class A
   Stock                                                                   Common
   Option                                                                  Stock
   (right
   to buy)
   (3)


   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and not by the other joint filer.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (1) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on October 12, 1999.

        (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.


   SIGNATURE OF REPORTING PERSON:


   Mary Lee Sparks
   Individually and as trustee of
   the Mary Lee Sparks Trust, dated
   May 13, 1978
   By:  Steven L. Grissom
        Attorney in Fact



   Dated: February 8, 2000


                             JOINT FILER INFORMATION

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: January, 2000


   Signature: Steven L. Grissom